                                                Filed pursuant to Rule 424(B)(3)
                                           Registration Statement No. 333-112367

   PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 372 DATED FEBRUARY 6,
                                2004 -- NO. 434

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                           -------------------------

                                  $20,000,000

           2.5% Aggregate Mandatory Exchangeable Notes due March 2005 (Exchangeable for Common Stock of a Basket of Four Stocks)
                           -------------------------

     This pricing supplement and the accompanying prospectus supplement no. 372, relating to the aggregate mandatory exchangeable notes, should be read together. Because the aggregate mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 372 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 372, unless the context requires otherwise.
     The aggregate mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes", have the terms described in the accompanying prospectus supplement no. 372, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.

BASKET STOCKS: the common stock of Diamond Offshore Drilling, Inc., GlobalSantaFe Corporation, Rowan Companies, Inc. and Transocean Inc. with each stock having a relative weight on the trade date of 25%

FACE AMOUNT: each offered note will have a face amount equal to $100; the aggregate face amount for all the offered notes is $20,000,000

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER: 99.95% of the face amount

TRADE DATE: September 17, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE): September 24, 2004

STATED MATURITY DATE: March 24, 2005, unless extended for up to six business days

INTEREST RATE (COUPON): 2.5% per year

INTEREST PAYMENT DATES: March 24 and December 24, commencing on December 24,
2004

REGULAR RECORD DATES: for the interest payment dates specified above, March 17 and December 17, respectively

CUSIP NO.: 38143U150

     Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of the accompanying prospectus supplement no. 372 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                             ----------------------

                  Pricing Supplement dated September 17, 2004.

PRINCIPAL AMOUNT:               On the stated maturity date, each offered note
                                will be exchanged for, with respect to each basket stock, a number of shares of that basket stock equal to the exchange rate for that basket stock or, at the option of Goldman Sachs, for the cash value of that basket stock based on the relevant final basket stock price.

EXCHANGE RATE FOR EACH
  BASKET STOCK:                 If the final basket stock price equals or
                                exceeds the relevant threshold appreciation price, then the exchange rate will equal a number of shares of that basket stock equal to the relevant threshold fraction multiplied by the weighting amount for that basket stock for each offered note outstanding. The face amount for one offered note equals $100. Otherwise, the exchange rate for the relevant basket stock will equal a number of shares of that basket stock equal to the weighting amount for that basket stock for each offered note outstanding. The exchange rate is subject, in certain circumstances, to anti-dilution adjustment as described in the accompanying prospectus supplement no. 372.

                                Please note that the amount you receive for each $100 of outstanding face amount on the stated maturity date could be substantially less than $100 and will not in any event exceed $125, which represents the sum of the products, with respect to each basket stock, of the relevant threshold appreciation price multiplied by the relevant weighting amount. You could lose your entire investment in the offered notes.

INITIAL BASKET STOCK PRICE:     The initial stock price for each of the basket
                                stocks is as follows:

                                          1. Diamond Offshore Drilling, Inc. ...............   30.580 per share
                                          2. GlobalSantaFe Corporation......................   30.136 per share
                                          3. Rowan Companies, Inc. .........................   25.10 per share
                                          4. Transocean Inc. ...............................   33.831 per share

FINAL BASKET STOCK PRICE:       The closing price of one share of the relevant
                                basket stock on the determination date, subject to anti-dilution adjustment.

THRESHOLD APPRECIATION
PRICE: For each basket stock, the initial basket stock price times 1.25. The threshold appreciation price for each of the basket stocks is as follows:

                                          1. Diamond Offshore Drilling, Inc. .............   38.2249 per share
                                          2. GlobalSantaFe Corporation ...................   37.6700 per share
                                          3. Rowan Companies, Inc. .......................   31.3750 per share
                                          4. Transocean Inc. .............................   42.2888 per share

WEIGHTING AMOUNT:               The weighting amount for each of the basket
                                stocks is as follows:

                                          1. Diamond Offshore Drilling, Inc. ...............   0.8175 per note
                                          2. GlobalSantaFe Corporation .....................   0.8296 per note
                                          3. Rowan Companies, Inc. .........................   0.9960 per note
                                          4. Transocean Inc. ...............................   0.7390 per note

THRESHOLD FRACTION:             For each basket stock, the threshold
                                appreciation price divided by the final basket stock price for that basket stock.

DETERMINATION DATE:             The fifth business day prior to March 24, 2005
                                unless extended for up to five business days.

NO LISTING:                     The offered notes will not be listed on any
                                securities exchange or interdealer market quotation system.

HYPOTHETICAL PAYMENT
  AMOUNT: The tables below show several examples of hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $100 of the outstanding face amount of your note, if the final basket stock prices were any of the hypothetical prices shown in the final basket stock price columns. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rates for the basket stocks and no market disruption events.

                                The prices in the final basket stock price column represent hypothetical closing prices for one share of the relevant basket stock on the determination date. The amounts in the exchange amount at maturity column represent the hypothetical cash value of each basket stock to be exchanged for each outstanding note, based on the hypothetical final basket stock price for that basket stock.

EXAMPLE 1: ALL BASKET STOCK PRICES INCREASE BY 10%.

                                      INITIAL                               FINAL
                                      BASKET     THRESHOLD                  BASKET    EXCHANGE
                                       STOCK    APPRECIATION   WEIGHTING    STOCK     AMOUNT AT
             STOCK           WEIGHT    PRICE       PRICE        AMOUNT      PRICE     MATURITY
             -----           ------   -------   ------------   ---------   --------   ---------
    Diamond Offshore
      Drilling, Inc. ......    25%    30.580       38.2249       0.8175    $33.6379   $ 27.500
    GlobalSantaFe
      Corporation..........    25%    30.136       37.6700       0.8296    $33.1496   $ 27.500
    Rowan
      Companies, Inc. .....    25%     25.10       31.3750       0.9960    $27.6100   $ 27.500
    Transocean Inc. .......    25%    33.831       42.2888       0.7390    $37.2141   $ 27.500
    Exchange amount
      at maturity for
      each note............                                                           $110.000

EXAMPLE 2: ALL BASKET STOCK PRICES INCREASE BY 30%.

                                      INITIAL                               FINAL
                                      BASKET     THRESHOLD                  BASKET    EXCHANGE
                                       STOCK    APPRECIATION   WEIGHTING    STOCK     AMOUNT AT
             STOCK           WEIGHT    PRICE       PRICE        AMOUNT      PRICE     MATURITY
             -----           ------   -------   ------------   ---------   --------   ---------
    Diamond Offshore
      Drilling, Inc. ......    25%    30.580       38.2249       0.8175    $39.7539   $ 32.500
    GlobalSantaFe
      Corporation..........    25%    30.136       37.6700       0.8296    $39.1768   $ 32.500
    Rowan
      Companies, Inc. .....    25%     25.10       31.3750       0.9960    $32.6300   $ 32.500
    Transocean Inc. .......    25%    33.831       42.2888       0.7390    $43.9803   $ 32.500
    Exchange amount
      at maturity for
      each note............                                                           $130.000

EXAMPLE 3: ALL BASKET STOCK PRICES DECREASE BY 10%.

                                      INITIAL                               FINAL
                                      BASKET     THRESHOLD                  BASKET    EXCHANGE
                                       STOCK    APPRECIATION   WEIGHTING    STOCK     AMOUNT AT
             STOCK           WEIGHT    PRICE       PRICE        AMOUNT      PRICE     MATURITY
             -----           ------   -------   ------------   ---------   --------   ---------
    Diamond Offshore
      Drilling, Inc. ......    25%    30.580       38.2249       0.8175    $27.5219    $22.500
    GlobalSantaFe
      Corporation..........    25%    30.136       37.6700       0.8296    $27.1224    $22.500
    Rowan
      Companies, Inc. .....    25%     25.10       31.3750       0.9960    $22.5900    $22.500
    Transocean Inc. .......    25%    33.831       42.2888       0.7390    $30.4479    $22.500
    Exchange amount
      at maturity for
      each note............                                                            $90.000

EXAMPLE 4: THE BASKET STOCK PRICES OF DIAMOND OFFSHORE DRILLING, INC.,
           GLOBALSANTAFE CORPORATION AND ROWAN COMPANIES, INC. DECREASE BY 10%. THE BASKET STOCK PRICES OF TRANSOCEAN INC. INCREASES BY 5%.

                                      INITIAL                               FINAL
                                      BASKET     THRESHOLD                  BASKET    EXCHANGE
                                       STOCK    APPRECIATION   WEIGHTING    STOCK     AMOUNT AT
             STOCK           WEIGHT    PRICE       PRICE        AMOUNT      PRICE     MATURITY
             -----           ------   -------   ------------   ---------   --------   ---------
    Diamond Offshore
      Drilling, Inc. ......    25%    30.580       38.2249       0.8175    $27.5219    $22.500
    GlobalSantaFe
      Corporation..........    25%    30.136       37.6700       0.8296    $27.1224    $22.500
    Rowan
      Companies, Inc. .....    25%     25.10       31.3750       0.9960    $22.5900    $22.500
    Transocean Inc. .......    25%    33.831       42.2888       0.7390    $35.5226    $26.250
    Exchange amount
      at maturity for
      each note............                                                            $93.750

EXAMPLE 5: THE BASKET STOCK PRICE OF DIAMOND OFFSHORE DRILLING, INC. DECREASES
           BY 80%. THE BASKET STOCK PRICES OF BOTH ROWAN COMPANIES, INC. AND TRANSOCEAN INC. INCREASE BY 60%.

                                      INITIAL                               FINAL
                                      BASKET     THRESHOLD                  BASKET    EXCHANGE
                                       STOCK    APPRECIATION   WEIGHTING    STOCK     AMOUNT AT
             STOCK           WEIGHT    PRICE       PRICE        AMOUNT      PRICE     MATURITY
             -----           ------   -------   ------------   ---------   --------   ---------
    Diamond Offshore
      Drilling, Inc. ......    25%    30.580       38.2249       0.8175    $ 6.1160   $  5.000
    GlobalSantaFe
      Corporation..........    25%    30.136       37.6700       0.8296    $30.1360   $ 25.000
    Rowan
      Companies, Inc. .....    25%     25.10       31.3750       0.9960    $40.1600   $ 40.000
    Transocean Inc. .......    25%    33.831       42.2888       0.7390    $54.1296   $ 40.000
    Exchange amount at
      maturity for each
      note.................                                                           $110.000

                                The payment amounts shown above in examples one to five are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical exchange amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in any of the basket stocks. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Payment Amounts on Your Note" in the accompanying prospectus supplement no. 372.

                                Payments on your note are economically
                                equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 372.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of all of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May

                                Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 372.

DESCRIPTION OF THE BASKET
  STOCK ISSUERS:                According to its publicly available documents,
                                Diamond Offshore Drilling, Inc. engages
                                principally in the contract drilling of offshore oil and gas wells. Information filed with the SEC by Diamond Offshore Drilling, Inc. can be located by referencing its SEC file number:
                                001-13926.

                                According to its publicly available documents, GlobalSantaFe Corporation is a worldwide oil and gas drilling contractor. Information filed with the SEC by GlobalSantaFe Corporation under the Exchange Act can be located by referencing its SEC file number: 001-14634.

                                According to its publicly available documents, Rowan Companies, Inc. is a provider of international and domestic contract drilling and aviation services. Information filed with the SEC by Rowan Companies, Inc. under the Exchange Act can be located by referencing its SEC file number: 001-05491.

                                According to its publicly available documents, Transocean Inc. is an international provider of offshore contract drilling services for oil and gas wells. Information filed with the SEC by Transocean Inc. under the Exchange Act can be located by referencing its SEC file number:
                                333-75899.

HISTORICAL TRADING PRICE
  INFORMATION:                  All four of the basket stocks are traded on the
                                New York Stock Exchange, under the symbols "DO",
                                "GSF", "RDC" and "RIG", respectively. The following tables show the quarterly high, low and closing prices on the New York Stock
                                Exchange for each of the basket stocks, in each case for the four calendar quarters in each of 2002 and 2003 and for the three calendar quarters in 2004, through September 17, 2004. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

                                DIAMOND OFFSHORE DRILLING, INC.

                                                                                       HIGH      LOW     CLOSE
                                                                                       ----      ---     -----
                                          2002
                                            Quarter ended March 31...................  31.76    26.00    31.26
                                            Quarter ended June 30....................  34.74    28.50    28.50
                                            Quarter ended September 30...............  28.45    18.70    19.95
                                            Quarter ended December 31................  23.25    17.90    21.85
                                          2003
                                            Quarter ended March 31...................  22.53    19.40    19.41
                                            Quarter ended June 30....................  23.62    18.64    20.99
                                            Quarter ended September 30...............  21.53    18.50    19.10
                                            Quarter ended December 31................  20.70    17.15    20.51
                                          2004
                                            Quarter ended March 31...................  26.63    20.48    24.19
                                            Quarter ended June 30....................  24.53    21.55    23.83
                                            Quarter ending September 30 (through
                                              September 17, 2004)....................  30.60    22.89    30.60
                                            Closing price on September 17, 2004......                    30.60

                                GLOBALSANTAFE CORPORATION

                                                                                       HIGH      LOW     CLOSE
                                                                                       ----      ---     -----
                                          2002
                                            Quarter ended March 31...................  33.13    25.00    32.70
                                            Quarter ended June 30....................  36.40    27.35    27.35
                                            Quarter ended September 30...............  27.15    19.33    22.35
                                            Quarter ended December 31................  26.20    21.90    24.32
                                          2003
                                            Quarter ended March 31...................  25.02    20.10    20.65
                                            Quarter ended June 30....................  26.35    20.35    23.34
                                            Quarter ended September 30...............  25.03    21.52    23.95
                                            Quarter ended December 31................  25.30    21.03    24.83
                                          2004
                                            Quarter ended March 31...................  30.58    23.60    27.77
                                            Quarter ended June 30....................  28.53    24.21    26.50
                                            Quarter ending September 30 (through
                                              September 17, 2004)....................  30.05    24.72    30.05
                                            Closing price on September 17, 2004......                    30.05

                                ROWAN COMPANIES, INC.

                                                                                       HIGH      LOW     CLOSE
                                                                                       ----      ---     -----
                                          2002
                                            Quarter ended March 31...................  23.25    16.11    23.04
                                            Quarter ended June 30....................  26.84    20.89    21.45
                                            Quarter ended September 30...............  22.28    16.89    18.64
                                            Quarter ended December 31................  24.54    17.96    22.70
                                          2003
                                            Quarter ended March 31...................  23.57    17.93    19.66
                                            Quarter ended June 30....................  25.48    19.34    22.40
                                            Quarter ended September 30...............  25.34    21.10    24.58
                                            Quarter ended December 31................  26.38    20.73    23.17
                                          2004
                                            Quarter ended March 31...................  24.67    20.80    21.09
                                            Quarter ended June 30....................  24.64    20.62    24.33
                                            Quarter ending September 30 (through
                                              September 17, 2004)....................  25.65    21.87    25.14
                                            Closing price on September 17, 2004......                    25.14

                                TRANSOCEAN INC.

                                                                                       HIGH      LOW     CLOSE
                                                                                       ----      ---     -----
                                          2002
                                            Quarter ended March 31...................  34.30    26.65    33.23
                                            Quarter ended June 30....................  39.26    30.35    31.15
                                            Quarter ended September 30...............  31.22    19.89    20.80
                                            Quarter ended December 31................  25.50    18.82    23.20
                                          2003
                                            Quarter ended March 31...................  24.08    20.00    20.45
                                            Quarter ended June 30....................  25.50    18.84    21.97
                                            Quarter ended September 30...............  22.02    18.71    20.00
                                            Quarter ended December 31................  24.56    18.65    24.01
                                          2004
                                            Quarter ended March 31...................  31.50    23.94    27.89
                                            Quarter ended June 30....................  29.12    25.47    28.94
                                            Quarter ending September 30 (through
                                              September 17, 2004)....................  33.80    26.21    33.80
                                            Closing price on September 17, 2004......                    33.80

                             As indicated above, the market prices of basket stocks have been highly volatile during recent periods. It is impossible to predict whether the price of any of the basket stocks will rise or fall and you should not view the historical prices of the basket stocks as an indication of future performance. See "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 372.